Sub-Item 77D(e)

As of November 1, 2006, the Board of Trustees eliminated the
JPMorgan Diversified Fund's non-fundamental investment restriction that prohibited the
Fund from investing in registered open-end investment companies or registered unit investment trusts in reliance on Section 12(d)(1)(F) or Section 12(d)(1)(G) of the
Investment Company Act of 1940 Act.  As of November 1, 2006, the Fund is also permitted to invest in registered investment companies in the same group of investment companies in accordance with Rule 12d1-2 under the Investment Company Act of 1940.
These changes are reflected in the Fund's current prospectus and Statement of Additional
Information.